Exhibit 10.70

FORM OF EXECUTIVE RESTRICTED STOCK UNIT AWARD AGREEMENT
(Expeditors International of Washington, Inc. 2017 Omnibus Incentive Plan)
THIS AGREEMENT, dated as of ________________, 20___, (“Agreement”) is entered into between Expeditors International of Washington, Inc. a Washington corporation (the “Company”), and ____________________, an employee of the Company or an affiliate of the Company (“Participant”). This Agreement sets forth the terms and conditions of this Restricted Stock Unit Award. This Restricted Stock Unit Award is granted by the Company pursuant to its 2017 Omnibus Incentive Plan, which was approved by shareholders on May, 2, 2017 (the “Plan”). Capitalized terms that are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.
Subject to the terms and conditions of the Plan and the Agreement, the Company grants to Participant a Restricted Stock Unit Award. Each Restricted Stock Unit (sometimes referred to herein as “RSU”) represents the right to receive one share of Common Stock of the Company (“Common Stock”), subject to the vesting requirements and distribution provisions of the Agreement and the terms of the Plan. The shares of Common Stock distributable to Participant with respect to RSUs granted hereunder are referred to as the “Shares”.
The Company and the Participant agree as follows:

1.
Award of Restricted Stock Units. The Company, effective as of the date of this Agreement, hereby grants to Participant an award of ______ Restricted Stock Units, each Restricted Stock Unit representing the right to receive one Share of Common Stock on such date as set forth herein, subject to the terms and conditions set forth in this Agreement.

2.Rights of Participant with Respect to the Restricted Stock Units.
(a)No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 hereof.
(b)Dividend Equivalents. As long as Participant holds Restricted Stock Units granted pursuant to this Agreement, the Company shall credit to Participant, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to the total number of Restricted Stock Units and Additional Restricted Stock Units previously credited to Participant under this Agreement multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional Restricted Stock Unit resulting from such calculation shall be included in the Additional Restricted Stock Units. A report showing the number of Additional Restricted Stock Units so credited shall be sent to Participant periodically, as determined by the Company. The Additional Restricted Stock Units so credited shall be subject to the same terms and conditions as the Restricted Stock Units with respect to which such Additional Restricted Stock Units were credited, and the Additional Restricted Stock Units shall be forfeited in the event that the Restricted Stock Units with respect to which such Additional Restricted Stock Units were credited are forfeited. Further, for avoidance of doubt, Participant will be eligible to receive Additional Restricted Stock Units with respect to unvested Restricted Stock Units only if Participant remains in continuous employment with the Company or an Affiliate through the applicable dividend record date as declared by the Board. Additional Restricted Stock Units are subject to income and payroll tax withholding by the Company.
(c)Issuance of Shares; Conversion of Restricted Stock Units. No Shares of Common Stock shall be issued to Participant prior to the date on which Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 hereof. Neither this Section 2(c) nor any action taken pursuant to or in accordance with this Section 2(c) shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Section 3 hereof, the Company shall promptly cause to be issued, in either certificated or uncertificated form, Shares of Common Stock registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole Restricted Stock Units and shall cause such certificated or uncertificated shares to be delivered to Participant or Participant’s legal representatives, beneficiaries or heirs, as the case may be (including for this purpose the delivery of Shares to a deceased Participant’s brokerage account maintained in connection with Awards under this Plan). If there is a fractional Restricted Stock Unit credited to the Participant at the time of final settlement and delivery of Shares with respect to this Restricted Stock Unit Award (either following the last and final Scheduled Vesting Date, or following Participant’s death or Disability, if earlier), it will be rounded up to the next whole unit.
3.Vesting; Forfeiture.
(a)Vesting. Subject to the terms and conditions of this Agreement, Restricted Stock Units shall vest in full and the restrictions with respect to Restricted Stock Units shall lapse if Participant remains continuously employed by the Company or an Affiliate of the Company until the date of such vesting (the “Scheduled Vesting Date”) and lapse of restrictions, as set forth below:

Scheduled Vesting Date    Percentage of Restricted Stock Units to Vest

_____________, 20__                33%
_____________, 20__                33%
_____________, 20__                34%

Subject to earlier settlement of RSUs pursuant Sections 3(c), 3(d), 3(e) or 3(f) below, Participant shall be entitled to receive a payout/settlement with respect to RSUs that become vested as of a Scheduled Vesting Date, and all corresponding Shares of Common Stock payable in settlement of such RSUs will be issued and delivered as soon as administratively feasible, but in no event more than sixty (60) days following the applicable Scheduled Vesting Date.

(b)Termination of Employment. In the event that Participant’s employment with the Company and all Affiliates is terminated prior to a Scheduled Vesting Date, Participant’s right to receive any Shares corresponding to that Scheduled Vesting Date shall be immediately and irrevocably forfeited, unless such termination is by reason of:

(1)	Participant’s permanent disability (within the meaning of Section 409A(a)(2)(C)(i) of the Code (“Disability”);

(2)	Participant’s death;

(3)	Participant’s Retirement (as defined below in Section 3(d) below).

(4)	Participant’s Involuntary Termination without Cause (as defined in Section 3(e) below) or

(5)	Participant’s Voluntary Termination for Good Reason (as defined in Section 3(e) below.
(c)Death; Disability. In the event Participant dies or experiences a Disability (as defined in Section 3(b) hereof) prior to a Scheduled Vesting Date, all unvested Restricted Stock Units then outstanding (and not previously forfeited) shall immediately vest, and Participant or Participant’s estate shall be entitled to receive a payment of all corresponding Shares of Common Stock, and for this purpose the delivery of Shares to a deceased Participant’s brokerage account maintained in connection with Awards under the Plan shall be considered delivery to a Participant’s estate. Such payment shall be made as soon as administratively feasible, but in no event more than ninety (90) days following Participant’s death or Disability, as applicable.

(d)Retirement. In the event Participant terminates employment due to Retirement prior to a Scheduled Vesting Date, unvested RSUs immediately shall become vested. “Retirement” shall mean the voluntary or involuntary termination of Participant’s employment for any reason other than for Cause, Disability or death (i) at such time or after Participant has attained age 55 and completed at least ten years of service (measured from his or her most recent hire date) as an employee of the Company and/or an Affiliate of the Company, or (ii) after having completed at least thirty years of continuous service (measured from his or her most recent hire date) as an employee of the Company and/or an Affiliate of the Company, and in either case, so long as Participant has at all times that Restricted Stock Units are outstanding under this Agreement complied with the terms of any applicable confidentiality, non-disclosure and/or non-competition agreement between the Company and the Participant. In this Agreement, “terminates employment” or other references to Participant’s termination of employment, including termination due to Retirement, shall mean Participant’s “separation from service” as that term is defined under Section 409A of the Code. Payment/settlement with respect to RSUs that become vested pursuant to this Section 3(d) will occur as soon as administratively feasible following the Scheduled Vesting Date(s) applicable to such RSUs, but in no event more than sixty (60) days following the applicable Scheduled Vesting Date. If a payment/settlement is made pursuant to this Section 3(d) with respect to otherwise unvested Restricted Stock Units, no payment/settlement shall be made pursuant to Section 3(a) of this Agreement.

(e)Involuntary Termination without Cause or Voluntary Termination for Good Reason (not in connection with a Change in Control). The following provisions apply if Participant terminates employment as a result of an Involuntary Termination (as defined below) without Cause (as defined in the Plan) or a Voluntary Termination for Good Reason (as defined below) and such termination is not a Qualifying Termination (in connection with a Change in Control), as defined in the Plan. If Participant’s employment is terminated as a result of an Involuntary Termination without Cause or a Voluntary Termination for Good Reason prior to a Scheduled Vesting Date, then (i) unvested RSUs granted during the prior six month period will be forfeited; (ii) provided that Participant timely executes a waiver and release of claims against the Company in a form acceptable to the Company, those RSUs that otherwise would have vested during the twelve (12) month period following Participant’s termination will immediately become vested upon Participant’s termination; and (iii) all other unvested RSUs shall be forfeited. “Involuntary Termination without Cause” means termination of Participant’s employment by the Company’s exercise of unilateral authority in circumstances where Participant was willing and able to continue employment and such termination was not for Cause (as defined in the Plan). “Voluntary Termination for Good Reason” means Participant’s voluntary termination of employment as a result of (i) a material diminution of Participant’s annual base compensation, authority, duties or responsibilities; (ii) a material change in Participant’s reporting relationship, including a requirement that Participant report to a corporate officer or employee instead of reporting directly to the Board; (iii) a material change in the geographic location at which Participant must perform the duties of his or her position; or (iv) any other action or inaction that constitutes a material breach by the Company of the agreement under which Participant serves (e.g. an employment agreement), and in each case Participant has advised the Company in writing of the condition set forth above within ninety (90) days of the initial existence of the condition and the Company has not remedied the condition with thirty (30) days following receipt of such notice.
Notwithstanding the foregoing, the provisions in this Section 3(e) will apply only if Participant has at all times that Restricted Stock Units are outstanding under this Agreement complied with the terms of any applicable confidentiality, non-disclosure and/or non-competition agreement between the Company and the Participant. Settlement of RSUs that become vested pursuant to this Section 3(e) shall occur as soon as administratively feasible following the Scheduled Vesting Date(s) applicable to such RSUs but in no event more than sixty (60) days) following the applicable Scheduled Vesting Date. If a payment/settlement is made pursuant to this Section 3(e) with respect to otherwise unvested RSUs, no payment/settlement shall be made pursuant to Section 3(a) of this Agreement.
(f)Change in Control - Qualifying Termination. For purposes of this Restricted Stock Unit Award, “Change in Control” has the meaning ascribed to it in the Plan, provided, however, that any such change in control event described therein must also constitute a change in ownership or effective control of the

Company, or a change in the ownership of a substantial portion of the assets of the Company, in each case as defined under Section 409A. Subject to the foregoing limitation on the Definition of Change in Control, upon such a Change in Control the terms of the Plan will govern the treatment of Restricted Stock Units.

4.Restrictions on Transfer. Restricted Stock Units shall not be transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to Restricted Stock Units upon the death of Participant. Each right under this Agreement shall be exercisable during Participant’s lifetime only by Participant or, if permissible under applicable law, by Participant’s legal representative. Restricted Stock Units and any rights under this Agreement may not be sold, assigned, transferred, pledged, alienated, attached or otherwise encumbered and any purported sale, assignment, transfer, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company or any Affiliate.
5.Income Tax Matters. In order to comply with all applicable federal, foreign, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, foreign, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Participant is responsible for all taxes required to be withheld as a result of either the payment/settlement of RSUs or, if applicable, the earlier vesting of RSUs (i.e. the lapse of restrictions with respect to RSUs under the terms of this Award Agreement). Generally, when RSUs become vested and no longer subject to risk of forfeiture, withholding of employment taxes (including FICA and Medicare taxes) is required, whereas federal income taxes and related withholding occurs at the time RSUs are settled and paid.
6.Securities Matters. No Shares of Common Stock shall be issued pursuant to this Agreement prior to such time as counsel to the Company shall have determined that the issuance of such Shares will not violate any securities or other laws, rules or regulations. The Company shall not be required to deliver any Shares of Common Stock until the requirements of any applicable securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. In addition, the grant of these Restricted Stock Units and/or the delivery of any Shares of Common Stock under this Agreement are subject to the Company’s executive compensation clawback policies as they may exist at the time of grant of this Award and as the Company may adopt in the future to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (or any other applicable law) and any applicable rules and regulations of the Securities and Exchange Commission or applicable stock exchange.
7.Tax Consequences. Participant agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimize the Participant’s tax liabilities. Participant will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from Restricted Stock Units or the Participant’s other compensation.
8.Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Common Stock such that an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to Restricted Stock Units.
9.General Provisions.
(a)Section 409A. Notwithstanding the foregoing, to the extent that any payment due hereunder is (i) deferred compensation subject to Section 409A of the Code (“Section 409A”), and (ii) is payable to a specified employee (as that term is defined in Section 409A), and (iii) is payable on account of the specified employee’s separation from service (as that term is defined in Section 409A), payment of any part of such amount that would have been made during the six (6) months following Participant’s separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.

(1)
For this purpose, specified employees shall be identified by the Company on a basis consistent with regulations issued under Section 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Company that are subject to Section 409A.

(2)	For this purpose, “termination of employment” shall be defined as “separation from service” as that term is defined under Section 409A.

(3)
To the extent that Section 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of Section 409A. Neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

(b)Interpretations. This Agreement is subject in all respects to the terms of the Plan, except as specifically modified by this Award Agreement. Terms used herein which are defined in the Plan shall have the respective meanings ascribed to such terms in the Plan, unless otherwise defined herein. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final and conclusive upon all parties in interest.
(c)No Right to Employment. The grant of Restricted Stock Units shall not be construed as giving Participant the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss Participant from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement or the Plan.
(d)Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(e)Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction under any law deemed to be applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be so construed or amended without, in the determination of the Committee, materially altering the purpose or intent of this Agreement, such provision shall be stricken as to such jurisdiction or this Agreement, and the remainder of this Agreement shall remain in full force and effect.
(f)Governing Law. The internal law, and not the law of conflicts, of the State of Washington will govern all questions concerning the validity, construction and effect of this Agreement. Any claim or action brought with respect to this Award shall be brought in a federal or state court located in Seattle, Washington.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.
Expeditors International of Washington, Inc.

By: _________________________________________

_____________________________________________________
Participant
Date: _______________________________________

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